Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                          CSMCRED-2006C1-V6CPR.1-302 A1
       Yield Table (Speeds start after Hard Lock, Inc. Prepay Pen. & YMP)
--------------------------------------------------------------------------------
Current Balance                $101,000,000
Pass-Thru Rate                  4.2960
Accrued Days / Delay Days       21 / 14           Settlement        03/22/2006
                                                  Factor Date       03/25/2006
--------------------------------------------------------------------------------

                                Prepayments
         -------------------------------------------------------------
                                    0.0% CPR            100.0% CPR
                               ---------------------------------------
               Price           Yield       ModDur     Yield    ModDur
         -------------------------------------------------------------
         97.50000    97-16     5.371       2.26       6.244    1.22
         97.56250    97-18     5.357                  6.218
         97.62500    97-20     5.342                  6.192
         97.68750    97-22     5.328                  6.166
         97.53125    97-17     5.314                  6.140
         97.59375    97-19     5.300                  6.114
         97.65625    97-21     5.286                  6.088
         97.71875    97-23     5.272                  6.061

         97.75000    97-24     5.258       2.27       6.035    1.22
         97.81250    97-26     5.244                  6.009
         97.87500    97-28     5.230                  5.983
         97.93750    97-30     5.216                  5.957
         97.78125    97-25     5.202                  5.931
         97.84375    97-27     5.188                  5.905
         97.90625    97-29     5.174                  5.879
         97.96875    97-31     5.160                  5.853


         98.00000    98-00     5.146       2.27       5.828    1.23
         98.03125    98-01     5.132                  5.802
         98.09375    98-03     5.118                  5.776
         98.15625    98-05     5.104                  5.750
         98.06250    98-02     5.090                  5.724
         98.12500    98-04     5.076                  5.698
         98.18750    98-06     5.062                  5.672
         98.21875    98-07     5.048                  5.647

         98.25000    98-08     5.034       2.27       5.621    1.23
         98.31250    98-10     5.020                  5.595
         98.37500    98-12     5.006                  5.569
         98.28125    98-09     4.992                  5.543
         98.34375    98-11     4.978                  5.518
         98.40625    98-13     4.964                  5.492
         98.43750    98-14     4.950                  5.466
         98.46875    98-15     4.936                  5.441
         -------------------------------------------------------------
           Avg Life                 2.49                1.33
         -------------------------------------------------------------
           First Pay             04/15/2006          04/15/2006
           Last Pay              07/15/2010          03/15/2009
         Prin. Window                 52                  36
         -------------------------------------------------------------

Treasury Curve: 1 Yr 4.7203%; 2 Yr 4.7203%; 3 Yr 4.7053%; 5 Yr 4.6683%; 10 Yr
4.6362%; 30 Yr 4.6141%;

The analyses, calculations, and valuations herein are based on certain assumptions and data provided by third parties which may vary from the actual characteristics of the pool. Credit Suisse makes no representation that such analyses or calculations are accurate or that such valuations represent levels where actual trades may occur. Investors should rely on the information contained in or filed in connection with the prospectus / prospectus supplement.


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